Exhibit 99.1

NEWS RELEASE

BRUCE DUNLEVIE STEPS DOWN FROM RAMBUS BOARD OF DIRECTORS

Provided 21 years of exemplary leadership in service to the Company;
J. Thomas Bentley elected as new Chairman

SUNNYVALE, CA — June 10, 2011 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, announced today that Bruce Dunlevie has stepped down as chairman and a member of the Company’s Board of Directors. Mr. Dunlevie indicated that his decision to leave the Board is due to the increased demands of his responsibilities at Benchmark Capital and its portfolio companies.  J. Thomas Bentley has been elected by the Company’s Board of Directors to succeed Mr. Dunlevie as chairman.

“It has been a privilege and a pleasure to have been of service to Rambus’ founders, Mike Farmwald and Mark Horowitz, and management team over the past two decades,” said Mr. Dunlevie. “While I will miss being involved with Rambus, the demands of my position at Benchmark Capital require my full-time attention.  I am comforted in knowing that I leave Rambus in the hands of extremely capable management and a strong Board.”

"Bruce has been with Rambus since its founding, and his leadership and dedication have been invaluable to the growth and success of the company.  Given Bruce’s many contributions to Rambus over the years, he will be greatly missed,” said Harold Hughes, president and chief executive officer at Rambus.  "Tom has extensive knowledge of our business, and we are fortunate to have someone of his caliber now to serve as chairman.”

Mr. Bentley has been a director since March 2005. He served as a managing director at SVB Alliant, a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005.   Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology.

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions.  Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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RMBSFN

Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com